CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Raymond Chabot Grant Thornton LLP Suite 2000 National Bank Tower 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 Telephone: 514-878-2691 Fax: 514-878-2127 www.rcgt.com

We have issued our report dated May 1, 2015, with respect to the consolidated financial statements of Ecolomondo Corporation Inc. and Subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

Montréal, Canada
July 15, 2015

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